As filed with the Securities and Exchange Commission on February 21, 1997
                                            Registration No. 33-



                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                     Merry Land & Investment Company, Inc.
             (Exact Name of Registrant as Specified in its Charter)

Georgia
58-0961876


(State or Other Jurisdiction of Incorporation or Organization)
(IRS Employer Identification No.)

                                 P.O. Box 1417
                                624 Ellis Street
                            Augusta, Georgia  30901
                                 (706) 722-6756
              (Address, Including Zip Code, and Telephone Number,
       Including Area Code, of Registrant's Principal Executive Offices)

                                W. Hale Barrett
                      Hull, Towill, Norman & Barrett, P.C.
                        7th Floor SunTrust Bank Building
                                 P.O. Box 1564
                            Augusta, Georgia  30913
                                 (706) 722-4481
           (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent For Service)
Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statements for the same offering.
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.

< CAPTION>
                         CALCULATION OF REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------
Title of Each Class Amount to be        Proposed       Proposed Maximum      Amount of
of Securities to be Registered          Maximum        Aggregate Offering   Registration
Registered                         Offering Price Price<F1>            Fee <F1>
                                   Per Unit<F1>
---------------------------------------------------------------------------------------------------------------------
Common Stock
without par value   1,500,000      $22.250        $33,375,000         $10,113.64
---------------------------------------------------------------------------------------------------------------------

<F1> Based on the mean average of the high and low sale prices per share of Merry Land &  Investment Company, Inc. common stock on February 18, 1997 on the New York Stock Exchange.
--------------------------------------------------------------------------------------------------------------------

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                   PROSPECTUS

                         1,500,000 Shares Common Stock
                              (Without Par Value)
                     MERRY LAND & INVESTMENT COMPANY, INC.
                 DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN
    The Dividend Reinvestment and Stock Purchase Plan (the "Plan") of Merry Land & Investment Company, Inc. (the "Company") provides holders of the Company's common stock and preferred stock (the "Shareholders") with a simple and convenient method of purchasing additional common stock of the Company (the "Common Stock") through the reinvestment of cash dividends and optional cash payments without fees of any kind and at a 5% discount. All Shareholders are eligible to join the Plan including Shareholders whose shares are held in the name of a nominee or broker (i.e. "street name").
     All dividends and optional cash payments will be reinvested in Common Stock whether the Plan account contains common stock, preferred stock or a combination of common stock and preferred stock.
     A Shareholder may participate in the Plan by completing an Authorization Card and returning it to First Union National Bank of North Carolina, Shareholder Services Group, Dividend Reinvestment Area, 230 South Tryon, Charlotte, North Carolina, 28288-1154. Shareholders who are participants in the Plan may terminate their participation at any time. Shareholders who are not participants in the Plan and who do not want to become participants need do nothing and will continue to receive their cash dividends, if and when declared, as usual. Shareholders who currently participate in the Plan need take no further action to continue participation.
     The Company will use the Plan to raise additional capital.
     This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such an offer or solicitation in such jurisdiction. No person has been authorized to give any information or to make any representations other than those contained in this prospectus in connection with the offering made hereby, and if given or made, such information or representations must not be relied upon as having been authorized by the Company. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that information herein is correct as of any time subsequent to the date hereof.

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
          SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION
            PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
             THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT
              PASSED ON OR ENDORSED THE MERITS OF THIS OFFERING.
                ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                The date of this Prospectus is February 21, 1997.

                      AVAILABLE INFORMATION
     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and files required reports, proxy statements and other information with the Securities andExchange Commission (the "Commission"). Copies of such reports, proxy statements and other information can be obtained from the Commission at prescribed rates by addressing written requests for such copies to the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington DC 20549. These reports, proxy statements and other information can also be inspected and copied at the public reference facilities referred to above and at the regional offices of the Commission at: Chicago Regional Office, Suite 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661; and New York Regional Office, 13th Floor, Seven World Trade Center, New York, New York 10048 and also at the New York Stock Exchange, 20 Broad Street, New York, New York 10005. The Commission also maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronicaly with the Commission. The address of this Web site is http://www.sec.gov. Information as of particular dates, concerning directors and officers of the Company, their remuneration, and any material interest of such persons in transactions with the Company is disclosed in proxy statements distributed to Shareholders of the Company and filed with the Commission.
                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
     The Company has filed a registration statement with the Commission underthe Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of the Common Stock offered hereby. As permitted by the rules and regulations of the Commission, this Prospectus does not contain all of the information set forth in the registration statement. For further information, reference is made to the registration statement and its exhibits which may be inspected and copied at or obtained from the Commission's public reference facilities, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 upon payment of the prescribed fees. Each statement made in this Prospectus with respect to a document that is filed as an exhibit to the registration statement is qualified by reference to such exhibit for a complete statement of the terms and conditions thereof.
      The following documents filed by the Company with the Commission are incorporated herein by reference: (i) the Company's annual report on Form 10-K for the year ended December 31, 1995; (ii) the Company's reports on Form 8-K filed February 14, 1996, June 12, 1996, July 15, 1996, August 2, 1996, November 7, 1996, November 27, 1996, December 9, 1996, and December 11, 1996; (iii) the Company's quarterly reports on Form 10-Q for the quarters ended March 31, 1996, June 30, 1996, and September 30, 1996; and (iv) the description of the
Company's Common Stock contained in the Company's registration statement on Form 8-A filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description. All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing such documents.
     Any statement contained herein or in a document incorporated herein by reference or deemed to be incorporated by reference herein shall be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, or in any amendment or supplement hereto, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.
     The Prospectus, including documents incorporated by reference herein, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual results, financial and otherwise, may differ materially from the results discussed in the forward-looking statements.
      Copies of all documents incorporated by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates), will be provided without charge to each person who receives a copy of this Prospectus on the written or oral request of such person directed to W. Hale Barrett, the Company's Secretary, 624 Ellis Street, Augusta, Georgia 30901, telephone number
(706) 722-6756.
                                  THE COMPANY
     The Company is a self-administered, self-managed real estate investment trust ("REIT") whose principal business is the ownership and operation of garden apartments. The Company conducted its initial public stock offering in 1981 and elected to become a REIT in 1987. The Company is a Georgia corporation with its principal office at 624 Ellis Street, Augusta, Georgia 30901 and its telephone number is (706) 722-6756.
                                   PLAN SUMMARY
     The Company will use the Dividend Reinvestment and Stock Purchase Plan (the "Plan") to raise additional capital through the sale of 1,500,000 shares of common stock. The Plan provides holders of the Company's common stock and preferred stock (the "Shareholders") with a simple and convenient method of purchasing additional common stock of the Company (the "Common Stock") through the reinvestment of cash dividends and optional cash payments without fees of any kind and at a 5% discount. The 5% discount approximates the Company's cost of raising additional capital in offerings in which the Company has engaged an underwriter. The Company has not engaged an underwriter under the Plan and has elected to pass the savings on to those Shareholders participating in the Plan in the form of the 5% discount. The Company has made the 5% discount available from the Plan's first adoption in 1987 and has no present intent to adjust the discount.
     Cash dividends may be reinvested in additional Common Stock without limitation. Optional cash payments are subject to a maximum investment limit of $5,000 per beneficial owner per quarter (the "Maximum Investment"). The Company will not waive the Maximum Investment limit. Optional cash payments are also subject to the limitation that the number of shares of Common Stock which can be purchased with optional cash payments cannot exceed the number of shares of common stock and preferred stock owned by the Shareholder on the record date. Financial intermediaries may engage in positioning and other transactions that would allow them to acquire shares prior to the record date for the distribution, reinvest at the discounted purchase price and resell the shares to capture the discount.
Although the 5% discount might otherwise encourage financial intermediaries to invest optional cash payments to acquire Common Stock under the Plan at a 5% discount and thereafter resell the shares to capture the discount ("Resale Activity"), the Maximum Investment limit minimizes the profit potential after accounting for transactional costs. The Plan's further limitation upon the number of shares which can be purchased with optional cash payments to the number of common or preferred shares owned on the record date will also discourage Resale Activity. The Company has not verified any past, nor does it expect any future, Resale Activity by any financial intermediary. The Company has not entered into any arrangement with any financial intermediary to engage in any Resale Activity. Any financial intermediary engaging in any Resale Activity under the Plan may be an underwriter under Section 2(11) of the Securities Act.
     Knox, Ltd., whose managing general partner is Boone A. Knox, the Company's Chairman, has been the only major purchaser of shares under the Plan. Knox, Ltd. last participated in the Plan on March 31, 1992 when it purchased $255,538 of Common Stock with reinvested dividends. Neither Mr. Knox nor Knox, Ltd. is a financial intermediary. Mr. Knox and Knox, Ltd. may participate in the Plan in the future with respect to the reinvestment of dividends but have no present intent to make optional cash payments to purchase Common Stock.
                                    THE PLAN
     The Plan is set forth below in a question and answer format.
Purpose
1.   What is the purpose of the Plan and what use will be made of proceeds?
     The primary purpose of the Plan is to provide holders of the Company's common stock and preferred stock (the "Shareholders") with the opportunity to reinvest cash dividends and optional cash payments in additional shares of common stock (the "Common Stock") without fees of any kind and at a 5% discount. Common Stock purchased under the Plan will be original issue shares purchased directly from the Company. The Company will utilize the proceeds from the sale of Common Stock under the Plan for its general corporate purposes, including investments in apartments.
Features
2.   What are the important features of the Plan?
     Shareholders who elect to participate in the Plan (the "Participant(s)") may:
               Automatically reinvest cash dividends paid on their common stock and preferred stock held under the Plan in additional shares of Common Stock.
               Reinvest optional cash payments, under certain terms and conditions, in additional shares of Common Stock without fees of any kind and at a 5% discount.
               Reinvest the full amount of all dividends and any optional cash payments since fractional share interests may be held under the Plan.
               Avoid safekeeping and record-keeping requirements and costs through the free custodial service and reporting provisions of the Plan.
3.   What are the disadvantages of participating in the Plan?
     A Participant must make an investment decision to participate in the Plan and purchase Common Stock prior to the date the Investment Price is determined. See Question 4. A Participant may not terminate participation for an Investment Date after the dividend record date with respect to the reinvestment of dividends or after the forty-eight hour period preceding the Investment Date with respect to optional cash payments. See Questions 17 and 24. The market price of the Company's common stock may fluctuate between the time an investment decision to participate in the Plan is made and the time at which Common Stock is purchased. No interest will be paid on optional cash payments received by the Administrator pending reinvestment under the Plan.
Important Dates and Terms
4.   What are the important dates and terms used in the Plan?
               Participation. An Authorization Card or Beneficial Owner Authorization Card must be received no later than five days prior to the record date established for a particular dividend in order to have that dividend or any optional cash payment reinvested under the Plan.
               Pricing Period. The Pricing Period is the ten days the New York Stock Exchange (the "NYSE") is open for trading preceding the Investment Date.
               Investment Date. The Investment Date is the dividend payment date of the Company's common stock and preferred stock. Optional cash payments may only be used quarterly to purchase Common Stock only on the Investment Date.
               Investment Price. The Investment Price is the higher of:
                    i) 95% of the average of the daily high and low sale prices of the Company's common stock on the NYSE during the Pricing Period or
                    ii) 95% of the average of the high and low sale prices of the Company's common stock on the NYSE on the Investment Date.
               The Investment Price may be higher for optional cash payments if a Threshold Price has been established. See Question 20.
               Optional Cash Payments. The deadline for receiving optional cash payments is five days prior to the Investment Date.
               Threshold Price. The Company reserves the right to establish no later than 5:00 p.m. on the last business day preceding a Pricing Period a Threshold Price for reinvesting optional cash payments. See Question 20.
Participation
5.   Who is eligible to participate in the Plan?
     All Shareholders are eligible to participate in the Plan. In order to make optional cash payments, a Participant must remain a holder of record from the last day of the month prior to the Investment Date through the Investment Date.
6.   How does an eligible Shareholder become a Participant?
     Shareholders whose shares are registered in their own name may become Participants under the Plan by signing an Authorization Card and returning it to First Union National Bank of North Carolina, Shareholder Services Group, Dividend Reinvestment Area, 230 South Tryon, Charlotte, North Carolina 28288-1154 (the "Administrator").
     If shares are registered in the name of a broker, bank or nominee (i.e. "street name") on behalf of a beneficial owner (the "Beneficial Owner"), the Beneficial Owner may participate in the Plan either by having:
          the shares registered directly in the name of the Beneficial Owner and signing and returning an Authorization Card to the Administrator or the broker, bank or nominee participate in the Plan on behalf of the Beneficial Owner by signing and returning a Beneficial Owner Authorization Card to the Administrator. The Beneficial Owner Authorization Card must be timely submitted for each quarter the Participant desires to participate in the Plan on behalf of the Beneficial Owner.
7. What do the Authorization Card and Beneficial Owner Authorization Card provide?
     The Authorization Card and Beneficial Owner Authorization Card provide for the purchase of additional shares of Company Common Stock through the following investment options:
     (a) Full Dividend Reinvestment directs the Administrator to invest all the Participant's cash dividends on all of the shares of common stock and preferred stock then or subsequently registered in the Participant's name in accordance with the Plan.
     (b) Partial Dividend Reinvestment directs the Administrator to invest in accordance with the Plan the cash dividends on only that number of shares of common stock and preferred stock registered in the Participant's name which are designated in the appropriate space on the Authorization Card or Beneficial Owner Authorization Card. Dividends paid thereafter on shares of common stock and preferred stock participating in the Plan will be reinvested in additional shares of Common Stock.
     (c) Optional Cash Payments Only allows the Participant to continue to receive all cash dividends on shares of common stock and preferred stock registered in the Participant's name and directs the Administrator to apply only optional cash payments received from the Participant toward the purchase of additional shares of Common Stock.
     (d) Optional Cash Payments may also be made in addition to full or partial reinvestment of dividends.
8.   When may an eligible Shareholder join the Plan?
     An eligible Shareholder may join the Plan at any time. If an Authorization Card or Beneficial Owner Authorization Card is received by the Administrator no later than five days prior to the record date established for a particular dividend, reinvestment of dividends and any optional cash payments under the Plan will commence with that Investment Date. If received thereafter, the reinvestment of dividends will begin with the next succeeding Investment Date, however, any optional cash payment received thereafter will be returned to the Participant without interest. See Question 18. The quarterly dividend record and payment dates for the Company's common stock and preferred stock are expected to occur on or about the following dates:

               Record Date              Payment Date
               ---------------           -----------------
               March 15                 June 15
               September 15             December 15
               March 31                 June 30
               September 30             December 31

9.   How may a Participant change options under the Plan?
     A Participant may change investment options by requesting a new Authorization Card or Beneficial Owner Authorization Card and returning it to:
First Union National Bank of North Carolina, Shareholder Services Group, Dividend Reinvestment Area, 230 South Tryon, Charlotte, North Carolina, 28288-1154. Administration
10.  Who administers the Plan for Participants?
     The Administrator administers the Plan, maintains its records and sends Participants statements of accounts.
Costs
11. Are there any expenses to Participants in connection with purchases under the Plan?
     No. Participants will incur no brokerage commissions or service charges for purchases made under the Plan. All costs of administration of the Plan will be paid by the Company.
Purchases
12.  At what price will shares of Common Stock be purchased under the Plan?
     The price at which Common Stock will be purchased (the "Investment Price") will be the higher of:
                    i) 95% of the average of the daily high and low sale prices of the Company's common stock on the NYSE on the ten trading days preceding the Investment Date
                         (the "Pricing Period") or
                    ii) 95% of the average of the high and low sale prices of the Company's common stock on the NYSE on the Investment Date.
     Reinvestment of optional cash payments may be subject to the additional requirement that the Investment Price must exceed the Threshold Price if a Threshold Price has been established. The Investment Price may be higher for optional cash payments if a Threshold Price has been established. See Question 20.
13.  How many shares of Common Stock will be purchased for Participants?
     The number of shares of Common Stock purchased under the Plan for each Participant will depend on the amount of each Participant's dividends and optional cash payments and the Investment Price of the Common Stock. A Participant's account will be credited with the number of shares, calculated to four decimal places, equal to the total amount of dividends and optional cash payments reinvested divided by the Investment Price of the Common Stock. The number of Shares of Common Stock purchased with optional cash payments is limited (See Question 19). The Plan imposes no limit upon the number of shares of Common Stock which may be purchased with the reinvestment of dividends.
14.  What are the Investment Dates?
     The Investment Dates will be the dividend payment dates. If the NYSE is not open for trading on such date the Investment Date shall be the next day that the NYSE is open for trading.
15.  When will shares of Common Stock be purchased under the Plan?
     Purchases will only be made quarterly as of each Investment Date.
16.  How are shares of Common Stock acquired under the Plan?
     Purchases under the Plan are made from the Company's authorized and unissued shares of common stock.
17. When must the Administrator receive notice to prevent the reinvestment of dividends or optional cash payments?
     A written notice of termination must be received by the Administrator prior to the dividend record date to prevent the reinvestment of dividends on the following Investment Date. A written notice requesting the return of any optional cash payment must be received by the Administrator no later than forty-eight hours prior to the Investment Date to prevent reinvestment of the optional cash payment in Common Stock.
Optional Cash Payments
18.  How may optional cash payments be made?
     An optional cash payment may be made each quarter by a Participant whose shares are registered directly in the Participant's name by enclosing a check or money order payable to "First Union National Bank of North Carolina" together with the Optional Cash Payment Form attached to a Plan statement of account and mailing them to First Union National Bank of North Carolina, Shareholder Services Group, Dividend Reinvestment Area, 230 South Tryon, Charlotte, North Carolina 28288-1154. An optional cash payment may also be made each quarter by a Participant acting on behalf of a Beneficial Owner subject to the additional requirement that the Beneficial Owner Authorization Card must have been received by the Administrator no later than five (5) days prior to the dividend record date. Optional cash payments from Participants acting on their own behalf or on behalf of a Beneficial Owner must be submitted no earlier than thirty (30) days prior to an Investment Date and must be received no later than five days prior to such Investment Date. Optional cash payments received outside the authorized twenty-five (25) day window will be returned to the Participant without interest.
19.  What are the limitations on making optional cash payments?
     A Participant is under no obligation to make any optional cash payment. An optional cash payment must not be less than $25.00 (the "Minimum Investment" nor more than $5,000 (the "Maximum Investment") per quarter on any Investment Date for any Participant or any Beneficial Owner on whose behalf a Participant may be investing. If a Participant or Beneficial Owner holds more than one Plan account under the same social security or tax identification number, optional cash payments from that Participant or Beneficial Owner shall be aggregated and subject to the Maximum Investment. The Company will not consider or grant any request for waiver of the Maximum Investment. A Participant (or Beneficial
Owner on whose behalf a Participant may be investing) may not use optional cash payments to purchase a number of shares of Common Stock exceeding that number of shares of common stock and preferred stock owned by the Participant (or Beneficial Owner on whose behalf a Participant may be investing) on the record date. The Company will not consider or grant any request for waiver of this limitation upon optional cash payments.
20.  What are the Threshold Price provisions?
     Prior to 5:00 p.m. on the last business day preceding each Pricing Period, the Company reserves the right to establish a minimum price for the reinvestment of optional cash payments (the "Threshold Price") on the Investment Date, subject to the following provisions:
          The Threshold Price will be established in the Company's sole discretion after a review of current market conditions and other factors.
          A Participant may determine whether a Threshold Price has been established and its amount by telephoning the Company at (706) 722-6756.
          If the daily average high and low sale prices of the Company's common stock on the NYSE on a trading day during the Pricing Period (a "Daily Investment Price") is less than the Threshold Price, such Daily Investment Price will be excluded from the Pricing Period for the purpose of calculating the Investment Price for optional cash payments.
          If the Threshold Price is greater than each Daily Investment Price during a Pricing Period for a particular Investment Date optional cash payments will not be reinvested and optional cash payments will be returned to the Participants as promptly as practicable following the Investment Date, without interest.
          If a Threshold Price is established the Investment Price for optional cash payments may be higher than the Investment Price for dividends reinvested in additional Common Stock.
Reports to Participants
21.  What reports will be sent to Participants?
     Participants will receive a statement from the Administrator after each purchase made under the Plan. The statement will provide a record of the cost basis of the Common Stock purchased and should be retained for tax purposes. Dividends
22. Will Participants receive dividends on shares held in their Plan accounts? Yes. Dividends will be paid on all shares of common stock and preferred stock held in a Plan account. Dividends will be automatically reinvested in additional shares of Common Stock.
Withdrawal of Shares in Plan Accounts
23.  How may a Participant withdraw from the Plan?
     A Participant may at any time withdraw all or any portion of the full shares of common stock or preferred stock held in the Participant's account. A request for withdrawal should be in writing and sent to First Union National Bank of North Carolina, Shareholder Services Group, Dividend Reinvestment Area, 230 South Tryon, Charlotte, North Carolina 28288-1154. Certificates for the full shares so withdrawn will be issued in the name of and mailed to the Participant. Any fractional share interest will be liquidated and a check for the market value of the fractional share interest (without deducting any expense or commission) will be mailed to the Participant.
Termination of Participation
24.  How may participation in the Plan be terminated?
     A Participant may terminate participation in the Plan at any time by written notice to the Administrator at First Union National Bank of North Carolina, Shareholder Services Group, Dividend Reinvestment Area, 230 South Tryon, Charlotte, North Carolina 28288-1154. A notice of termination received by the Administrator after a dividend record date will not be effective with respect to that dividend.
25. What happens to the full shares and any fractional shares interest in a Plan account when participation in the Plan is terminated?
     Upon termination of participation in the Plan, certificates for the number of full shares of common stock and preferred stock will be issued in the name of and mailed to the Participant. Any fractional share interest will be liquidated and a check for the market value of the fractional share interest (without deducting any expense or commission) will be mailed to the Participant. Federal Income Taxation
26. What are the federal income tax consequences of participation in the Plan? The Internal Revenue Service has issued a private letter ruling to the
Company describing certain federal income tax consequences to Participants in the Plan, and has issued other public rulings with respect to similar plans. This discussion summarizes these rulings.
     Participants will be deemed to have received a dividend for federal income tax purposes equal to the fair market value of the Common Stock purchased with reinvested dividends. Participants having made optional cash payments will be deemed to have received a dividend for federal income tax purposes equal to the excess of the fair market value of the Common Stock purchased with optional cash payments over the amount of such optional cash payment. The fair market value of the Common Stock purchased under the Plan will become the Participant's basis for federal income tax purposes. The Participant's holding period for common stock purchased under the Plan will begin on the day following the Investment Date.
     The following example may be helpful to illustrate the federal income tax consequences of the reinvestment of dividends under the Plan:

Cash Dividends reinvested. . . . . . . . . . . . . . . . . . . . . . . $100.00


Assumed current fair market value of common stock* . . . . . . . . . . $22.00


Less 5.0% discount . . . . . . . . . . . . . . . . . . . . . . . . . . $1.10


Net purchase price per share . . . . . . . . . . . . . . . . . . . . .$20.90


Number of shares purchased ($100.00/$20.90). . . . . . . . . . .4.7847 shares


Total taxable dividend resulting from the transactions ($22.00 x 4.7847).
$105.26

______________
* This price is assumed for illustrative purposes only, and will vary with the market price of the Common Stock.
If a Participant had made an optional cash payment of $100 the taxable dividend resulting from the transaction would have been $5.26 which represents the Plan's 5% discount feature.
     Dividends attributable to years in which the Company is taxed as a REIT will be ordinary income to shareholders to the extent of the Company's current and accumulated earnings and profits unless the dividends are designated as "capital gains dividends" by the Company. Capital gains dividends are taxed at any applicable capital gains rate. Dividends in excess of the Company's current and accumulated earnings and profits will be treated first as a tax-free return of capital to the Participant, to the extent of the Participant's tax basis in his stock (and will correspondingly reduce such basis) and then as a capital gain, to the extent of any excess over such basis (assuming the Participant holds the stock as a capital asset).
     Dividend income to a corporate shareholder generally is eligible for a 70 percent dividends-received deduction under current federal laws; however, this deduction is not available to corporate shareholders so long as the Company continues to be taxed as a REIT. The Company intends to determine and report the dividend amount on the basis that the fair market value per share of the Common Stock issued is equal to the Investment Price.
     A Participant will not realize any taxable income upon the receipt of certificates for whole shares credited to the Participant's account under the Plan, either upon the Participant's request for certificates for such shares or upon withdrawal from or termination of the Plan. However, a Participant who receives, upon withdrawal from or termination of the Plan, a cash payment for a fractional share credited to the Participant's account will realize gain or loss measured by the difference between the amount of cash received and the fair market value at which such fractional share was credited to the Participant's account. Gain or loss will be realized by the Participant upon the sale or exchange of shares after withdrawal from the Plan. The amount of such gain or loss will be the difference between the amount which the Participant receives for each whole share, and the Participant's tax basis therefor.
     A foreign Shareholder who is a Participant and whose dividends are subject to United States income tax withholding will have the amount of the tax to be withheld deducted from such dividends before reinvestment. Statements confirming purchases made for a foreign Participant will indicate that tax has been withheld.
     The above is intended only as a general discussion for the current federal income tax consequences of participation in the Plan. Participants should consult their own tax advisers regarding the federal, state and local income tax consequences (including the effects of any changes in law) of their individual participation in the Plan.
Other Information
27. Will certificates be issued for shares of Common Stock purchased under the Plan?
     Unless requested by a Participant, certificates for shares of Common Stock purchased under the Plan will not ordinarily be issued. The number of shares credited to the Plan account will be shown in the report prepared by the Administrator. This service protects a Participant against loss, theft or destruction of stock certificates. Upon written request the Administrator will issue certificates for whole shares held in a Plan account. Certificates representing fractional share interests will not be issued.
28. What happens to shares in a Plan account if all other shares registered in the Participant's name are transferred or sold?
     If a Participant disposes of all shares of common stock and preferred stock registered in the Participant's name on the shareholder records of the Company without disposing of shares in the Plan account, the Administrator will continue to reinvest dividends payable on the shares of common stock and preferred stock held in the Participant's Plan account until such time as the Participant's participation in the Plan is terminated.
29. What happens if the Company has a rights offering, stock dividend or stock split?
     Any stock dividend or split issued by the Company will be credited to Plan accounts based on the number of shares (including fractional share interests) held in such accounts on the record date for such dividend or split. In the event the Company makes available rights or warrants to purchase additional Company shares or other securities, such rights or warrants will be made available to Participants based on the number of shares (including fractional shares interests to the extent practicable) held in their accounts on the record date established for determining the Shareholders entitled to such rights or warrants.
30. How will a Participant's Plan shares be voted at a Shareholders' meeting? All shares in a Plan account will be added to the shares registered in the
Participant's name on the shareholder records of the Company and the Participant will receive one proxy for all such shares which proxy will be voted as the Participant directs or the Participant may vote all shares in person at the shareholders' meeting.
31.  May a Participant pledge or otherwise assign or transfer a Plan account?
     A Participant may not pledge or otherwise assign or transfer a Plan account. A Participant who desires to pledge or otherwise assign or transfer shares of common stock or preferred stock in a Plan account must request that certificates for such shares be issued in the Participant's name.
32. What is the responsibility of the Administrator and the Company under the Plan?
     The Administrator and the Company shall not be liable for any administrative act done in good faith or for any good faith omission to take administrative action, including, without limitation, any claims of liability
(i) arising out of failure to terminate a Participant's account upon such Participant's death prior to receipt by the Administrator of notice in writing of such death, (ii) with respect to the price or times at which shares of Common Stock may be purchased under the Plan, or (iii) with respect to any fluctuation in the market value of the Common Stock. Nothing in the Plan limits or abridges a Participant's rights under the federal securities laws. Participants should recognize that neither the Administrator nor the Company can provide any assurance of profit or protection against loss on shares of Common Stock purchased under the Plan. The terms and conditions of the Plan shall be governed by the laws of the State of Georgia.
33.  May the Plan be changed or discontinued?
     The Company reserves the right to modify, suspend or terminate the Plan in whole or part at any time. Participants will be notified of any such modification, suspension or termination.
                           DESCRIPTION OF COMMON STOCK
     The summary of certain terms and provisions of the Common Stock contained in this Prospectus does not purport to be complete and is subject to, and qualified in its entirety by reference to the terms and provisions of the Company's Articles and By-laws, as amended.
     The Company has 100,000,000 shares of common stock authorized and 37,784,137 shares of common stock were issued as of December 31, 1996.
Dividend Rights. The holders of common stock are entitled to receive such dividends as are declared by the Company's Board of Directors, after payment of, or provision for, full cumulative dividends for outstanding preferred stock. Voting Rights. Each share of common stock is entitled to one vote on all matters submitted to a vote of shareholders, including the election of directors. Cumulative voting for directors is not permitted. Holders of common stock and preferred stock, when outstanding and when entitled to vote, vote as a class, except with respect to matters that relate only to the rights, terms or conditions of the preferred stock, that affect only the holders of the preferred stock, or that relate to the rights of the holders of the preferred stock if the Company fails to fulfill any of its obligations regarding the preferred stock. Liquidation Rights. Upon any dissolution, liquidation or winding up of the Company, the holders of common stock are entitled to receive pro rata all of the Company's assets and funds remaining after payment of, or provision for, creditors and distribution of, or provision for, preferential amounts and unpaid accumulated dividends to holders of preferred stock. Preemptive Rights. Holders of common stock have no preemptive right to purchase or subscribe for any shares of capital stock of the Company.
Transfer Bank and Registrar. The transfer agent and registrar for the common stock is First Union National Bank of North Carolina, Charlotte, North Carolina.

                                 LEGAL OPINION
     The validity of the shares of Company common stock issuable under the Plan is being passed upon by Hull, Towill, Norman & Barrett, P.C., general counsel of the Company. W. Hale Barrett is a member of Hull, Towill, Norman & Barrett,
P.C. and a Director and Secretary of the Company. He and members of his firm own 36,066 shares of the Company's common stock.
                                    EXPERTS
     The audited financial statements and schedules incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.
                                 USE OF PROCEEDS
     The net proceeds from the sale of the Common Stock offered pursuant to the Plan will be used for the general corporate purposes of the Company including investments in apartments.
                               PLAN OF DISTRIBUTION
     The Common Stock acquired under the Plan is being sold directly by the Company. Broker-dealers and other financial intermediaries may engage in positioning transactions in order to benefit from the 5% discount upon the reinvestment of dividends since there is no ceiling on the number of shares that may be issued. The Company may sell Common Stock at the 5% discount to Shareholders, including financial intermediaries, who may thereafter resell the shares to capture the discount ("Resale Activity") in market transactions (including coverage of short positions) on the New York Stock Exchange or in privately negotiated transactions. Shareholders participating in Resale Activity may be deemed underwriters with the difference between the discounted price such Shareholders pay to the Company for shares of Common Stock acquired under the Plan and the price at which such shares are resold being deemed underwriting commissions. The Maximum Investment limit minimizes the profit potential for Resale Activity after accounting for transactional costs. By limiting the number of shares of Common Stock which can be purchased with optional cash payments under the Plan to the number of shares of common and preferred stock owned on the record date, the Plan requires an existing investment in the Company equal to or in excess of the optional cash payment. This Plan provision limits participation in the optional cash payment option to persons with bona fide investments in the Company. The Company does not expect any Resale
Activity by financial intermediaries.
                     COMMISSION POSITION ON INDEMNIFICATION
                         FOR SECURITIES ACT LIABILITIES
     Section 14-2-851 of the Georgia Business Corporation Code authorizes a corporation to provide for the indemnification of officers, directors and employees in terms sufficiently broad to permit indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended. The Company has adopted the provisions of the Georgia statute.
     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent,submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

PART II. INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

Securities and Exchange Commission registration fee. . . . . . . . .$10,113.64

Blue Sky fee and expenses<F1> . . . . . . . . . . . . . . . . . . . $1,000.00

Accounting fee and expense<F1>. . . . . . . . . . . . . . . . . . . $2,000.00

Cost of printing and engraving<F1>. . . . . . . . . . . . . . . . . $5,000.00

Legal fees and expenses<F1> . . . . . . . . . . . . . . . . . . . . $5,000.00

Miscellaneous<F1> . . . . . . . . . . . . . . . . . . . . . . . . . . $686.36

TOTAL. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . $23,800.00

<F1> Estimated and subject to future contingencies

Item 15.     Indemnification of Directors and Officers
The Registrant's Articles of Incorporation contain the following provisions:
   a. No director of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for breach of his duty of care or other duty as a director, provided that this provision shall eliminate or limit the liability of a director only to the maximum extent permitted by the Georgia Business Corporation Code or any successor law.
   b. Any repeal or modification of Section 11 by the shareholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.
The Registrant's By-laws include the following indemnification provisions:
   a.        The corporation shall indemnify any person who was or is
             threatened to be made a party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (by reason of the fact that he is or was a director of the corporation (as used in this Article VII, "director" shall have the meaning set forth in O.C.G.A.
             Section 14-2-850(2)),
             against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment,order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.
   No indemnification under this subsection (a) shall be made:
        i.   In connection with a proceeding by or in the right
             of the corporation in   which the director was
             adjudged liable to the corporation; or
        ii.  In connection with any other proceeding in which he
             was adjudged liable on   the basis that personal
             benefit was improperly received by him.
   b.   The corporation shall indemnify any person who was or is
        a party or is threatened to be made a party to any
        threatened, pending or completed action or suit by or in
        the right of the corporation to procure a judgment in its
        favor by reason of the fact he is or was a director,
        against expenses, (including attorneys' fees) actually
        and reasonably incurred by him in connection with the
        defense or settlement of such action or suit, if he acted
        in good faith and in a manner he reasonably believed to
        be in or not opposed to the best interests of the
        corporation; no indemnification under this subsection (b)
        shall be made in respect of any claim, issue or matter as
        to which such person shall have been adjudged to be
        liable to the corporation, or is subjected to injunctive
        relief in favor of the corporation:
        i.   For any appropriation, in violation of his duties,
             of any business   opportunity of the corporation;
        ii.  For acts or omissions which involve intentional
             misconduct or a knowing   violation of law;
        iii. For the types of liability set forth in Code
             Section 14-2-832; or
        iv.  For any transaction from which he received an
             improper personal benefit, unless and only to the
             extent that the court in which such action or suit
             was brought shall determine upon application that,
             despite adjudication of liability but in view of
             all the circumstances of the case, such person is
             fairly and reasonably entitled to indemnity for
             such expenses which the court shall deem proper
             (see amendment to articles of incorporation dated
             May 3, 1988).
   c.   To the extent that a director of the corporation has been
        successful on the merits or otherwise in defense of any
        action, suit or proceeding referred to in paragraphs (a)
        and (b) of this Article, or in defense of any claim,
        issue or matter therein, he shall be indemnified against
        expenses (including attorneys' fees) actually and
        reasonably incurred by him in connection therewith.
   d.   Any indemnification under paragraphs (a) and (b) of this
        Article, unless ordered by a court, shall be made by the
        corporation only as authorized in the specific case upon
        a determination that indemnification of the director, is
        proper in the circumstances because he has met the
        applicable standard of conduct set forth in paragraphs
        (a) and (b). Such determination shall be made (1) by the
        Board of Directors by a majority vote of a quorum
        consisting of directors who were not parties to such
        action, suit or proceeding, or (2) if a quorum cannot be
        obtained under paragraph (1) of this subsection, by
        majority vote of a committee duly designated by the board
        of directors (in which designation directors who are
        parties may participate), consisting solely of two or
        more directors not at the time parties to the proceeding;
        (3) by special legal counsel: (a) selected by the board
        of directors of its committee in the manner prescribed in
        paragraph (1) or (2) of this subsection; or (b) if a
        quorum of the board of directors cannot be obtained under
        paragraph (1) of this subsection and a committee cannot
        be designated under paragraph (2) of this subsection,
        selected by majority vote of the full board of directors
        (in which selection directors who are parties may
        participate); or (4) by the shareholders, but shares
        owned by or voted under the control of directors who are
        at the time parties to the proceeding may not be voted on
        the determination; (5) authorization of indemnification
        or an obligation to indemnify and evaluation as to
        reasonableness or expenses shall be made in the same
        manner as the determination that indemnification is
        permissible; except that if the determination is made by
        special legal counsel, authorization or indemnification
        and evaluation as to reasonableness of expenses shall be
        made by those entitled under paragraph (3) above to
        select counsel.
   e.   Expenses incurred in defending a civil or criminal
        action, suit or proceeding may be paid by the corporation
        in advance of the final disposition of such action, suit
        or proceeding only if:
        i.   The director furnishes the corporation a written
             affirmation of his good faith belief that his
             conduct does not constitute behavior of the kind
             described in subsection (b) of this Code section;
             and
        ii.  The director furnishes the corporation a written
             undertaking, executed personally or on his behalf,
             to repay any advances if it is ultimately
             determined that he is not entitled to
             indemnification under this Code section.
   f.   If any expenses or other amounts are paid by way of
        indemnification, otherwise than by court order or action
        by the shareholders or by an insurance carrier pursuant
        to insurance maintained by the corporation, the
        corporation shall, not later than the next annual meeting
        of the shareholders, unless such meeting is held within
        three (3) months from the date of such payment, and, in
        any event, within fifteen (15) months from the date of
        such payment, send (by personal delivery or first class
        mail, or such other means as is authorized by O.C.G.A.
        Section 14-2-113) to its shareholders of record at the
        time entitled to vote for the election of directors, a
        statement specifying the persons paid, the amounts paid,
        and the nature and status at the time of such payment of
        the litigation or threatened litigation.
   g.   For purposes of this Article, reference to "the
        corporation" shall be as defined in Section 14-2-850
        O.C.G.A.
   h.   The indemnification and advancement of expenses provided
        by or granted pursuant to this Article shall, unless
        otherwise provided when a director's term is terminated,
        continue as to a person who has ceased to be a director,
        and shall inure to the benefit of the heirs, executors
        and administrator of such a person.
Item 16.     Exhibits
No.                      Description
-----------------------------------------------------------------------------
5              Opinion of Hull, Towill, Norman & Barrett, P.C.
(23)(i)             Consent of Arthur Andersen LLP
(23)(ii)       Consent of Hull, Towill, Norman & Barrett contained in Exhibit 5
99(i)               Specimen Authorization Card
99(ii)              Specimen Beneficial Owner Authorization Card


Item 17.     Undertakings
   The undersigned registrant hereby undertakes:
1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
4. That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
5. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


The Remainder of This Page Left Intentionally Blank

                             SIGNATURES
   Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Augusta, State of Georgia on February 21, 1997.

MERRY LAND & INVESTMENT
COMPANY, INC.


By:    /S/


W. Tennent Houston
As Its President

   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.
Signature           Title                    Date

       /s/               Chairman of the Board         February 21, 1997
Boone A. Knox

       /s/
W. Tennent Houston  Chief Executive Officer, President,
                  Director and Chief Financial Officer   February 21, 1997

      /s/           Director, Executive Vice President and
Michael N. Thompson  Chief Operating Officer           February 21, 1997

     /s/            Director and Secretary            February 21, 1997
W. Hale Barrett

    /s/             Director                     February 21, 1997
Pierce Merry, Jr.

/s/                 Director                     February 21, 1997
Hugh Calvin Long II

/s/                 Director                     February 21, 1997
Paul S. Simon



Signature                Title                    Date


/s/                      Director            February 21, 1997
Robert P. Kirby

/s/                      Controller          February 21, 1997
Ronald J. Benton

                         EXHIBIT INDEX


No.                      Description              Page Number in
                                                  Sequentially
                                                  Numbered
                                                  Registration
                                                  Statement
-------------------------------------------------------------------------------
5              Opinion of Hull, Towill, Norman & Barrett, P.C.
(23)(i)        Consent of Arthur Andersen LLP
(23)(ii)       Consent of Hull, Towill, Norman & Barrett contained in Exhibit 5
99(i)          Specimen Authorization Card
99(ii)         Specimen Beneficial Owner Authorization Card

